Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to the incorporation by reference, to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated February 28, 2020, with respect to the consolidated financial statements of Invitae Corporation, and the effectiveness of internal control over financial reporting of Invitae Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
July 27, 2020